Exhibit 10.2

Silicon Valley Bank
A Member of SVB Financial Group

July 9, 2014

Jon Wilson
Radisys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR
97124

Dear Jon:

This letter is written in connection with that certain Third Amended and Restated Loan and Security Agreement, by and between, Radisys Corporation ("Borrower") and Silicon Valley Bank ("Bank"), dated March 14, 2014 and related loan documents, as may be amended from time to time (the "Loan Agreement"). Borrower is in default of the Operating Accounts covenant as set forth in Section 6.8 of the Loan Agreement for the month ended June 2014.

Bank hereby waivers Borrower's existing default under the Loan Agreement by virtue of Borrower's failure to comply with the foregoing provision. Notwithstanding the waiver described above, Borrower shall be required to be in compliance with the Operating Accounts covenant for the month ended July 2014 and at all times thereafter pursuant to the terms of the Loan Agreement.

Bank's agreement to waiver the above-described default (1) in no way shall be deemed an agreement by the Bank to waiver Borrower's compliance with the above-described covenant as of all other dates and (2) shall not limit or impair the Bank's right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

By signing below and returning a copy of this letter to Bank, Borrower acknowledges that the Loan Agreement has not been amended in any way. In entering into this letter, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Loan Agreement. Except as expressly provided for herein pursuant to this letter, the terms of the Loan Agreement remain unchanged and in full force and effect. Bank's agreement to modify the Loan Agreement in accordance with the provisions set forth in this letter in no way shall obligate Bank to make any future waivers or modifications to the Loan Agreement. Nothing in this letter shall constitute a satisfaction of the Borrower's indebtedness to Bank. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of the Loan Agreement, unless the party is expressly released by Bank in writing. No maker or endorser will be released by virtue of this letter. The terms of this paragraph apply not only to this letter, but also to all subsequent loan modification agreements.

The provisions of this letter shall not be deemed effective until such time as Borrower shall have returned a countersigned copy to Bank.

Very truly yours,
BANK:
SILICON VALLEY BANK

By:	/s/ Alina Zinchik
Name :	Alina Zinchik
Title:	VICE PRESIDENT

By executing below, the undersigned acknowledges and confirms the effectiveness of this letter.

RADISYS CORPORATION

By:	/s/ Jon Wilson
Name :	Jon Wilson
Title:	Director of Finance